EXHIBIT 10.1

VB CLOTHING, INC.

Cancellation Agreement

This CANCELLATION AGREEMENT (the “Agreement”), dated as of February 13, 2013, by and among VB Clothing, Inc., a Nevada corporation (the “Company”), and Anthony Pasquale (the “Shareholder”), contemplates the cancellation of 10,000,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”).

WHEREAS, the Company validly issued 10,000,000 shares of Common Stock to the Shareholder; and

WHEREAS, the Shareholder has agreed to cancel a total of 10,000,000 shares of the Common Stock (the “Cancellation”), pursuant to that certain Share Exchange Agreement (the “Share Exchange Agreement”), dated as of February 13, 2013, by and among the Company, the Shareholder, VizConnect, LLC, a Massachusetts limited liability company (“VizConnect”), and the members of the VizConnect; and

WHEREAS, after the cancellation of shares contemplated in this Agreement, the Shareholder will own no shares of the Company common stock.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Cancellation of Securities.  For good and valuable consideration received as contemplated in the Share Exchange Agreement, the Shareholder hereby agrees to surrender 10,000,000 shares of Common Stock to the Company.

2.	Waiver. The Shareholder hereby waives any and all rights and interests she has, had or may have with respect to the cancelled Common Stock.

3.
Guaranty. To induce VizConnect to enter into the Share Exchange Agreement, the Shareheolder hereby absolutely, unconditionally and irrevocably guarantees to VizConnect and the Company that all obligations and liabilities have been satisfied in full and hereby agrees to be wholly responsible for any actual obligation of the Company that arises following the closing of the Share Exchange Agreement that was the result of an action or inaction of the Company prior to the closing of the Share Exchange Agreement.

4.	Effective Date. This Agreement shall become effective upon the closing of this Agreement.

5.	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

6.
Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

7.
Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically  set forth herein, neither the Company nor the Shareholder makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VB CLOTHING, INC.

By:	/s/ Anthony Pasquale
Name: Anthony Pasquale
Title: President and Director

SHAREHOLDER

By:	/s/ Anthony Pasquale
Anthony Pasquale, Individually